Exhibit 10.57

EXECUTION VERSION

Master Forward Lease Agreement

Dated 15 October 2018

First Abu Dhabi Bank PJSC

(as Lessor, acting as Investment Agent for and on behalf of the Participants)

Brooge Petroleum and Gas Investment Company FZC

(as Lessee)

Dentons & Co Level 4 Trade Centre - West Tower Abu Dhabi Mall PO Box 47656 Abu Dhabi United Arab Emirates

Master Forward Lease Agreement

Dated 15 October 2018

Between

(1)	First Abu Dhabi Bank PJSC, whose principal office is at FAS Building, Khalifa Business Park, Al Qurm District, P.O. Box 6316, Abu Dhabi, UAE acting in its capacity as Investment Agent for and on behalf of the Participants (the Lessor); and

(2)	Brooge Petroleum and Gas Investment Company FZC, incorporated under the laws of Fujairah Free Zone, Fujairah, United Arab Emirates of P.O. Box 50170, Fujairah, United Arab Emirates (the Lessee).

Recitals

The Parties wish to enter into this master forward lease agreement (the Agreement) to set out the framework for the leasing (by way of a forward lease) to the Lessee of the Leased Asset as described in the Forward Lease.

1	Definitions and interpretation

1.1	Definitions

1.1.1	Unless the context otherwise requires or unless expressly defined in this Agreement, words and expressions defined in the Common Terms Agreement (whether directly or indirectly) shall have the same meanings in this Agreement.

1.1.2	In addition, in this Agreement:

Additional Rental Payment means, in relation to the Forward Lease, an amount equal to the aggregate of all Advance Rental Payments that the Lessor has received.

Advance Fixed Rental Payment means, in relation to the Forward Lease, the rental as described in Clause 6.1 (Advance Fixed Rental Payments) and as specified in Schedule 1 to the Forward Lease.

Advance Fixed Rental Payment Date means, in relation to the Forward Lease, each date for the payment of an Advance Fixed Rental Payment as specified in Schedule 1 to the Forward Lease.

Advance Rental Payment means, in relation to the Forward Lease, a rental payment paid or payable before the Commencement Date consisting of, as applicable, an Advance Fixed Rental Payment, Advance Variable Rental Payment, Increased Cost Amount and any Commitment Rental.

Advance Variable Rental Payment means, in relation to the Forward Lease, the rental as specified in Schedule 1 to the Forward Lease and mentioned in an Advance Variable Rental Payment Notice.

Advance Variable Rental Payment Date means, in relation to the Forward Lease, each date for the payment of an Advance Variable Rental Payment as specified in Schedule 1 to the Forward Lease, other than as provided in Clause 6.8 (Increased Cost Amount).

Advance Variable Rental Payment Notice means, in relation to the Forward Lease, the notice substantially in the form contained in Schedule 3 (Advance Variable Rental Payment Notice).

Advance Variable Rental Period means, in relation to the Forward Lease:

(a)	with the first Advance Variable Rental Period, the period beginning on the date of the Forward Lease and ending on the first Advance Variable Rental Payment Date; and

(b)	subsequently, each period beginning on the expiry of the previous Advance Variable Rental Period and ending on the next Advance Variable Rental Payment Date or the Commencement Date.

Agreed Value has the meaning given to it in the Service Agency Agreement.

Base Amount means at any time, in relation to the Forward Lease, the aggregate of the Istisna’ Instalments that have actually been paid under the Istisna’ Agreement, subject to adjustment in accordance with the provisions of the Finance Documents.

Commencement Base Amount means the Base Amount as at the Commencement Date.

Commencement Date means, in relation to the Forward Lease, the same date of the Completion Date (provided that date occurs before the Projected Completion Date) under the Istisna’ Agreement which corresponds to the Leased Asset specified in the Forward Lease.

Commitment Rental means, in respect of the Forward Lease, the amount calculated in accordance with Clause 6.3 (Commitment Rental).

Common Terms Agreement means the common terms agreement dated on or about the date of this Agreement between the Lessee (as the Company), each Guarantor, the Investment Agent, the Arranger, the Security Agent, the Account Bank and the Original Participant.

First Lease Period means, in relation to the Forward Lease, the period commencing on (and including) the Commencement Date and ending on the first Rental Payment Date.

First Rental Payment Notice means, in relation to the Forward Lease, the notice substantially in the form appearing in Schedule 4 (First Rental Payment Notice).

Fixed Rental Payment means, in relation to the Forward Lease, the Rental Payments described as such in Schedule 2 to the Forward Lease.

Forward Lease means a lease substantially in the form contained in Schedule 2 (Form of Forward Lease) in relation to the Istisna’ Development.

General Rental Payment Notice means, in relation to the Forward Lease, the notice substantially in the form appearing in Schedule 5 (General Rental Payment Notice).

Increased Cost means an actual additional or increased cost which is incurred or suffered by the relevant Finance Party to the extent that it is attributable to that Finance Party having performed its obligations under any Transaction Document, being at all times subject to Clause 6.8.4.

Increased Cost Amount means, in relation to the Forward Lease, an amount of rental equal to the amount claimed in respect of Increased Costs pursuant to Clause 6.8 (Increased Cost claims) by a Finance Party.

Insurance Policies means, in relation to the Forward Lease, the Operating Insurance Policy, the Property Insurance Policy and the Third Party Insurance Policy and Insurance Policy means any one of them.

Investment Agency Agreement means the investment agency and security agency agreement dated on or around the date of this Agreement between, amongst others, the Lessor (as Investment Agent) and the Participants in relation to, amongst other matters, the Istisna’ Facility.

Lease Period means, in relation to the Forward Lease:

(a)	the First Lease Period; and

(b)	subsequently, each period beginning on the expiry of the previous Lease Period and ending on the next Rental Payment Date.

Lease Term means, in relation to the Forward Lease, the term of the Forward Lease as specified in the Forward Lease.

Leased Asset means, in relation to the Forward Lease, the Istisna’ Development corresponding to the Leased Asset under that Forward Lease.

Lessee Event of Default means any of those events described in Clause 18.1 (Lessee Events of Default).

Major Maintenance means, in relation to the Forward Lease, all structural repair and major maintenance (excluding Ordinary Maintenance and Repair) without which the Leased Asset could not be reasonably and properly used by the Lessee.

Margin means 3 per cent per annum.

Ordinary Maintenance and Repair means, in relation to the Forward Lease, all repairs, replacements, acts, maintenance and upkeep works (excluding Major Maintenance) required for the general use and operation of the Leased Asset or to keep, repair, maintain and preserve the Leased Asset in good order, state and condition.

Outstanding Fixed Rental means, in relation to the Forward Lease, the Base Amount as at the Commencement Date less the aggregate of Fixed Rental Payments paid from time to time.

Ownership Taxes means, in relation to the Forward Lease, Tax imposed on the Leased Asset by reason of the ownership of the Leased Asset (whether direct or indirect).

Partial Loss has the meaning given to it in Clause 15.3.1(d) (Partial Loss).

Party means a party to this Agreement.

Purchase Undertaking means, in relation to the Forward Lease, the purchase undertaking relating to the Leased Asset provided by the Lessee in favour of the Lessor.

Rental Payment means, in relation to the Forward Lease, a rental payment payable after the Commencement Date consisting of, as applicable, a Fixed Rental Payment, a Variable Rental Payment, any Supplementary Rental Payment and any Increased Cost Amount.

Rental Payment Date means in relation to the Forward Lease, a rental payment date described in Schedule 2 to the Forward Lease and mentioned in the First Rental Payment Notice or General Rental Payment Notice, as the case may be, other than as provided in Clause 6.8 (Increased Cost Amount).

Sale Undertaking means, in relation to the Forward Lease, the sale undertaking relating to the Forward Lease provided by the Lessor in favour of the Lessee.

Service Agency Agreement means, in relation to the Forward Lease, the service agency agreement relating to the Leased Asset specified in the associated Forward Lease and entered into by the Lessor as principal and the Service Agent

Service Agent means the Lessee in the context of a service agent under a Service Agency Agreement.

Supplementary Rental Payment means a Rental Payment as described as such in Schedule 2 to the Forward Lease.

Termination Amount has the meaning given to it in the Purchase Undertaking or Sale Undertaking, as the case may be.

Total Loss means, in relation to the Leased Asset:

(a)	the total loss or destruction of. or damage to the whole (or a substantial part) of the Leased Asset or any event or occurrence that renders the whole (or a substantial part) of the Leased Asset permanently unfit for any economic use and the repair or remedial work in respect thereof is wholly uneconomical; or

(b)	an Expropriation Event occurs.

Variable Rental Payment means, in relation to the Forward Lease, the rental described as such in Schedule 2 to the Forward Lease.

1.2	Interpretation

1.2.1	The provisions of clauses 1.2 (Interpretation) of the Common Terms Agreement shall apply to this Agreement, mutadis mutandis, as if the same had been set out in full in this Agreement except that references to “this Agreement” in the Common Terms Agreement are to be construed as references to this Agreement.

1.2.2	In relation to the Forward Lease, a reference to the Leased Asset means, as the context requires, such right, title and interest in the Leased Asset as the Lessor may have.

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

1.4	Common Terms Agreement

This Agreement and the rights and obligations of the Parties hereunder are subject to the provisions of the Common Terms Agreement. The provisions of the Common Terms Agreement that are expressed to apply to all Finance Documents apply equally to this Agreement.

2	Conditions precedent

2.1	Initial conditions precedent

Without limiting the provisions of Clause 2.2 (Further conditions precedent) and Clause 3 (Forward Lease limitations), the Lessee may not enter into the Forward Lease unless the terms of clause 4 (Initial conditions precedent) of the Common Terms Agreement have been satisfied.

2.2	Further conditions precedent

The Lessor shall only be obliged to enter into the Forward Lease if:

(a)	on the date of entry into the Forward Lease:

(i)	no Default is continuing or would result from the entry into of the proposed Forward Lease; and

(ii)	the Repeating Representations to be made by each Obliger are true in all material respects: and

(b)	the Lessor has received all of the documents and other evidence listed in Schedule 1 (Specific conditions precedent in relation to the Forward Lease) in form and substance satisfactory to the Lessor (acting on the instructions of all Participants).

3	Forward Lease limitations

Without limiting the provisions of Clause 2 (Conditions precedent), the Lessor shall only be obliged to enter into the Forward Lease if:

(a)	all Advance Rental Payments and Rental Payments and other amounts payable under the Forward Lease are denominated in Dirhams;

(b)	the Lease Term ends before the Final Maturity Date;

(c)	it is not illegal or unlawful for the Lessor to enter into the Forward Lease; and

(d)	entry into of the Forward Lease will not result in there being more than one Forward Lease outstanding at any time.

4	Forward lease

4.1.1	In relation to the Forward Lease and:

(a)	subject to the provisions of this Agreement and the Forward Lease: and

(b)	in reliance on:

(i)	certain representations and undertakings made by the Lessee in the Master Forward Lease Agreement and in the Forward Lease; and

(ii)	the Lessee’s undertaking to pay the Advance Rental Payments and the Rental Payments.

the Lessor leases (by way of a forward lease) the Leased Asset to the Lessee as from the Commencement Date for the Lease Term and the Lessee accepts such leasing arrangements.

4.1.2	The Lessor and the Lessee agree that:

(a)	the Forward Lease is a financing lease and not a tenancy contract; and

(b)	the Forward Lease does not grant any in rem or immoveable property rights over the Leased Asset.

5	Commencement of leasing and Lease Term

ln relation to the Forward Lease:

5.1	Commencement of leasing and undertaking to renew

5.1.1	The Lease Term shall begin on the Commencement Date and end on the expiry of the Lease Term (if not terminated earlier as provided in this Agreement, the Forward Lease or in another Finance Document).

5.1.2	Upon receipt of an Advance Variable Rental Payment Notice, the First Rental Payment Notice or a General Rental Payment Notice, as the case may be, the Lessee irrevocably undertakes to renew the leasing arrangements described in the Master Forward Lease Agreement and the Forward Lease for each Advance Variable Rental Period or Lease Period, as the case may be, and failure to so renew shall be an event that falls within clause 21.3 (Other obligations) of the Common Terms Agreement.

5.2	Failure of the Leased Asset to be available for leasing on the Commencement Date

If the Commencement Date has not occurred by the Projected Completion Date the Lessor may terminate the Forward Lease.

5.3	One separate agreement

This Agreement and the Forward Lease when taken together shall create a separate agreement between the Parties for the leasing of the Leased Asset described in the Forward Lease.

5.4	Quiet enjoyment

Subject to:

(a)	the terms of this Agreement and the other Finance Documents; and

(b)	the due performance by the Lessee of all its obligations under this Agreement and the other Finance Documents.

the Lessee shall be entitled throughout the Lease Term to hold and use the Leased Asset without interference from the Lessor.

6	Advance Rental Payments and Rental Payments

In relation to the Forward Lease:

6.1	Advance Fixed Rental Payments

On each Advance Fixed Rental Payment Date, the Lessee shall pay an Advance Fixed Rental Payment.

6.2	Advance Variable Rental Payments

6.2.1	On each Advance Variable Rental Payment Date, the Lessee shall pay an Advance Variable Rental Payment.

6.2.2	In respect of each Advance Variable Rental Period, the Lessor shall calculate the Advance Variable Rental Payment applicable to that Advance Variable Rental Period and serve an Advance Variable Rental Payment Notice on the Lessee as described in Clause 6.10 (Effect of an Advance Variable Rental Payment Notice, First Rental Payment Notice and General Rental Payment Notice).

6.2.3	Advance Variable Rental Payments shall be calculated in accordance with the provisions contained in Schedule 1 to the Forward Lease.

6.3	Commitment Rental

6.3.1	The Lessee shall pay Commitment Rental as calculated in accordance with this Clause 6.3. The Commitment Rental for each Advance Variable Rental Period shall be paid on the first day of the Advance Variable Rental Period as part of the Advance Variable Rental Payment and as stated in the Advance Variable Rental Payment Notice for that Advance Variable Rental Period.

6.3.2	The Commitment Rental that the Lessee shall pay in accordance with Clause 6.3.1 shall, in respect of each Advance Variable Rental Period under the Forward Lease, other than the first Advance Variable Rental Period, be an amount calculated as follows:

(a)	Commitment Rental =

where:

B	is in the case of each Advance Variable Rental Period, other than the first Advance Variable Rental Period, an amount equal to the Total Commitments as at the date of this Agreement less the aggregate of all Istisna’ Payments paid as at the first day of the immediately preceding Advance Variable Rental Period;

M	is the Margin;

N	is the number of days:

(i)	in the case of the second Advance Variable Rental Period, from the date of this Agreement to the last day of that first Advance Variable Rental Period; and

(ii)	in the case of any other Advance Variable Rental Period, from the start of the Advance Variable Rental Period immediately preceding the relevant Advance Variable Rental Period to the earlier of:

(aa) the end of the immediately preceding Advance Variable Rental Period; and

(bb) the end of the Availability Period;

ADA	is the aggregate of all Discount Amounts determined in the relevant Advance Variable Rental Period, and Discount Amount is, in relation to each Istisna’ Payment paid during the relevant Advance Variable Rental Period immediately preceding the relevant Advance Variable Rental Period, the amount calculated in accordance with the following formula:

Discount Amount =

where:

P	is the amount of an Istisna’ Payment; and

T	is, in respect of an Istisna’ Payment, the number of days from the date on which such Istisna’ Payment is paid to the earlier of:

(aa) the end of the relevant Advance Variable Rental Period immediately preceding the relevant Advance Variable Rental Period; and

(bb) the end of the Availability Period.

6.4	Additional Rental Payment

6.4.1	The Lessor confirms that each Advance Rental Payment is being paid on account of the Rental Payment obligations of the Lessee and will be taken into account in the calculation of the Rental Payments for the First Lease Period.

6.4.2	The Lessor shall set off the obligation to account to the Lessee for the Advance Rental Payments (as described in Clause 6.4.1 above) against the Lessee’s obligation to pay the matured Additional Rental Payment to the Lessor.

6.4.3	If the obligations described in Clause 6.4.2 are in different currencies, the Lessor may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

6.5	First Lease Period

6.5.1	In relation to the Forward Lease, the Parties agree that the Commencement Base Amount is part of the Rental Payment of the first Lease Period under the Forward Lease and will be immediately due and payable on the Rental Payment Date at the end of the First Lease Period. Notwithstanding this, and without prejudice to:

(a)	any right of any Participant under any Finance Document to end its participation under the Finance Documents, in whole or in part, at any relevant time;

(b)	the terms of this Agreement (including without limitation Clause 15 (Total Loss)); and

(c)	the rights of the Lessor under the Purchase Undertaking,

the Parties agree that the Lessor shall permit the Commencement Base Amount to be paid by way of instalments by payment of the Fixed Rental Payments payable on each date specified in schedule 2 (Rental Payments) to the Forward Lease.

6.5.2	On the Rental Payment Date at the end of the First Lease Period, the Lessee shall pay the Rental Payment as described in the First Rental Payment Notice and calculated on the following basis:

(FR + VR +AR + ICA) - ADR

where:

FR	is the Fixed Rental Payment for the First Lease Period;

VR	is the Variable Rental Payment for the First Lease Period;

AR	is the Additional Rental Payment;

ICA	is the Increased Cost Amount (if any); and

ADR	is an amount equal to the aggregate of all Advance Rental Payments.

6.6	Second and subsequent Lease Periods

On the Rental Payment Date at the end of the second and subsequent Lease Periods, the Lessee shall pay the Rental Payment as described in the General Rental Payment Notice and calculated on the following basis:

FR + VR + SR + ICA

where:

FR is the Fixed Rental Payment for that Lease Period;

VR	is the Variable Rental Payment for that Lease Period;

SR	is the Supplementary Rental Payment for that Lease Period (if any); and

ICA	is the Increased Cost Amount (if any)

6.7	Supplementary Rental Payments

6.7.1	Supplementary Rental Payments shall be calculated and payable as described in Schedule 2 to the Forward Lease.

6.7.2	The amount of a Supplementary Rental Payment shall be advised by the Lessor as part of a General Rental Payment Notice.

6.7.3	There will be no Supplementary Rental Payment for the First Lease Period.

6.8	Increased Cost claims

6.8.1	Subject to Clause 6.8.4. the Lessee shall pay to the relevant Finance Party in accordance with Clause 6.2.2, Clause 6.5 (First Lease Period) or Clause 6.6 (Second and Subsequent Lease Periods), as applicable, the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(b)	compliance with any law or regulation made after the date of this Agreement; or

(c)	attributable to the implementation or application of or compliance with Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

6.8.2	If a Finance Party intends to make a claim pursuant to Clause 6.8.1, it shall promptly notify the Lessee of the event giving rise to the claim and shall provide a certificate confirming in reasonable detail the basis of and the amount of its Increased Cost.

6.8.3	Any Increased Cost Amount to be paid by the Lessee in accordance with this Clause 6.8 shall:

(a)	be treated as part of the Advance Rental Payment, Rental Payment or Exercise Price as applicable, for the Advance Variable Rental Period, Lease Period or Exercise Date which immediately succeeds the date of the Increased Cost claim;

(b)	shall be included in the relevant notice relating to that immediately succeeding period or Exercise Date, as applicable; and

(c)	shall be paid on the first Business Day of that succeeding period or Exercise Date, as applicable.

6.8.4	Clause 6.8.1 shall not apply to the extent that any Increased Cost is:

(a)	attributable to a tax deduction required by law to be made by the Lessee;

(b)	compensated for by clause 6.1 (Tax gross-up) or clause 6.2 (Tax Indemnity) of the Common Terms Agreement (or would have been compensated for under clause 6.2 (Tax Indemnity) of the Common Terms Agreement but was not so compensated solely because of any exclusion under clause 6.2.2 of the Common Terms Agreement); or

(c)	attributable to the wilful breach by the relevant Finance Party or its affiliates of any law or regulation.

6.9	Adjustments to the Variable Rental Payments or Advance Variable Rental Payments

6.9.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate: If at or about noon on the Quotation Day for the relevant period, the Screen Rate for EIBOR for the relevant period is not available, the applicable EIBOR shall be the Interpolated Screen Rate for a period equal in length to the relevant period.

(b)	Reference Bank Rate: If at or about noon on the Quotation Day for the relevant period no Screen Rate is available for EIBOR for:

(i)	Dirhams; or

(ii)	the relevant period and it is not possible to calculate the Interpolated Screen Rate.

the applicable EIBOR shall be the Reference Bank Rate as of noon on the Quotation Day for the relevant period for a period equal in length to the relevant period.

(c)	Altemative rate: If paragraph (b) above applies but no Reference Bank Rate is available for Dirhams or the relevant period there shall be no EIBOR for that relevant period and Clause 6.9.4 (Alternative rate) shall apply to the relevant period.

6.9.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if EIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by noon on the Quotation Day for the relevant period, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day for the relevant period none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant period.

6.9.3	Market disruption

If before noon on the Quotation Day for the relevant period the Lessor receives notification from a Finance Party or Finance Parties whose Participation (as defined in the Common Terms Agreement) exceeds 66 2/3%, that, due solely to external circumstances beyond the control of the relevant Finance Party or Finance Parties, the expected profit rate charged to it in connection with obtaining matching deposits in the UAE interbank market would be in excess of EIBOR for the relevant period, then Clause 6.9.4 shall apply to that relevant period.

6.9.4	Alternative rate

(a)	If this Clause 6.9.4 applies:

(i)	the Lessor shall as soon as practicable notify the Lessee; and

(ii)	EIBOR for the relevant period shall be replaced by the percentage rate per annum which is the sum of the weighted average of the profit rates notified to the Lessor by each Participant as soon as practicable and in any event within two Business Days of the first day of the relevant period, to be that which expresses as a percentage rate per annum the actual cost to the relevant Participant of funding its participation for the relevant period from whatever source it may reasonably select.

(b)	If this Clause 6.9.4 applies and the Lessor or the Lessee so require, the Lessor and the Lessee shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining a replacement rate for EIBOR.

(c)	During any period from the start of a relevant period to the date on which:

(i)	the Lessor calculates the weighted average of the profit rates notified to it pursuant to Clause (a)(ii); or

(ii)	if commenced as an alternative, the negotiations referred to in paragraph (b) above are concluded and a replacement rate for EIBOR agreed,

as relevant, the EIBOR rate applicable for the purposes of Clause 6.2.2, Clause 6.5 (First Lease Period) or Clause 6.6 (Second and Subsequent Lease Periods), as applicable, shall be the rate applicable to the Rental Period which preceded the relevant period. For the avoidance of doubt, during any such period the Margin will continue to be included in the relevant calculation.

(d)	If no agreement is reached between the Lessor and the Lessee pursuant to paragraph (b) above, the Lessor and the Lessee acknowledge and agree that the Lessor may exercise its rights under the Purchase Undertaking.

6.9.5	Replacement of Screen Rate

A Replacement Benchmark rate will apply in replacement of the Screen Rate in the circumstances described in clause 12.3 (Replacement of Screen Rate) of the Common Terms Agreement.

6.10	Advance Variable Rental Payment Notices, First Rental Payment Notice and General Rental Payment Notices

6.10.1	Each Advance Variable Rental Payment Notice, First Rental Payment Notice and General Rental Payment Notice constitutes the notification by the Lessor of:

(a)	the renewal of the leasing arrangements in respect of the next Advance Variable Rental Period or Lease Period, as the case may be; and

(b)	the Advance Variable Rental Payment or Rental Payment for the Advance Variable Rental Period or Lease Period. as the case may be.

which is mentioned in that notice.

6.10.2	Each such notice will be issued to the Lessee:

(a)	in the case of the first Advance Variable Rental Payment Notice, on the date of the Forward Lease; and

(b)	in all other cases, no later than two Business Days prior to the start of the applicable Advance Variable Rental Period or Lease Period, as the case may be.

7	Obligations to pay

7.1.1	Subject:

(a)	in the case of a Total Loss, to the provisions of Clause 15 (Total Loss); and

(b)	in the case of a Partial Loss, to the provisions of Clause 15.3.1(d) (Partial Loss),

the obligation of the Lessee to:

(a)	pay Advance Rental Payments, Rental Payments, the Termination Amount and any other amounts due under the Master Forward Lease Agreement, the Forward Lease and under any other Finance Document; and

(b)	perform its obligations under the Master Forward Lease Agreement, the Forward Lease or any other Finance Document to which it is a party,

shall not be affected by:

(i)	any set-off, counterclaim, recoupment, defence or other right which the Lessee may have against the Lessor or any other person for any reason whatsoever;

(ii)	any breach of any warranty, representation, covenant or undertaking contained in this Agreement;

(iii)	any interruption or cessation in the use, operation or possession of the Lease Assets or any item of the Lease Assets by the Lessee (if that interruption, cessation in the use, operation or possession is caused by or attributable to the Lessee);

(iv)	the occurrence of any Default or the commencement of any insolvency, suspension of payments, management by a court, bankruptcy, reorganisation, arrangement, composition, readjustment, liquidation, dissolution or similar proceedings by or against any Group Company; or

(v)	any other circumstance, occurrence or event whatsoever caused by or attributable to the Lessee, whether or not similar to any listed in sub-clauses (i) to (iv) above.

7.1.2	If payment under any Finance Document is due on a day which is not a Business Day, the due date for payment shall instead be made on the next Business Day in the same calendar month (if there is one) (and, for the avoidance of doubt, any applicable Rental Payment Date shall fall on such next Business Day) or the preceding Business Day (if there is not, or if the next Business Day is a date after the Final Maturity Date), or as the Lessor shall notify the Lessee.

7.1.3	The Lessee authorises the Lessor to deduct due and payable Advance Rental Payments, Rental Payments and the Termination Amount from any Account.

8	Early payments

8.1	Early payments

The provisions of clause 25 (Early payments and cancellation) of the Common Terms Agreement shall apply.

8.2	Adjustments of Advance Variable Rental Payments or Variable Rental Payments

lf the leasing arrangements end in accordance with the provisions of the Finance Documents prior to the scheduled Advance Variable Rental Period or Lease Period so that an Advance Variable Rental Payment or a Variable Rental Payment is to be paid before the Advance Variable Rental Payment Date or the Rental Payment Date (as applicable):

(a)	the Advance Variable Rental Payment or a Variable Rental Payment shall be reduced and recalculated on the basis of the number of days that have actually elapsed up to the payment date; and

(b)	the relevant Advance Variable Rental Payment Date or the Rental Payment Date shall be construed accordingly.

9	Warranties and other related matters

In relation to the Forward Lease:

9.1	Examination of the Specifications and the Leased Asset

The Lessee represents and warrants that:

(a)	it has examined the Specifications; and

(b)	by proceeding with the leasing arrangements on the Commencement Date, it confirms that the Leased Asset is in good condition, in satisfactory working order and suitable for the Lessee’s purposes.

9.2	Disclaimer

9.2.1	As at the date of the Master Forward Lease Agreement, the Forward Lease and the Commencement Date, the Lessor expressly makes no representation or warranty, either expressly or implied, about:

(a)	the design or condition of the Leased Asset;

(b)	the durability, suitability or fitness for any particular purpose of the Leased Asset;

(c)	the quality of the material or workmanship of the Leased Asset;

(d)	the conformity of the Leased Asset or any part of the Leased Asset to the Specifications;

(e)	any defects, either patent or latent, in the Leased Asset, any part of the Leased Asset or any item of the Leased Asset; or

(f)	any other matter concerning the Leased Asset or any part of the Leased Asset.

9.2.2	The Lessee waives any claim, remedy, defence, right or recourse against the Lessor arising from:

(a)	the Lessee’s possession and use of the Leased Asset or arising from the Lessee’s loss of possession or use of the Leased Asset for any reason whatsoever: or

(b)	any direct or indirect personal injury or damage to persons or to the Leased Asset resulting from any defects.

9.2.3	The exculpatory provisions contained in Clause 9.2.1 and Clause 9.2.2 shall not apply if any of the matters described above has been caused by the gross negligence of the Lessor.

9.2.4	The Lessee acknowledges and agrees that the provisions of this Clause 9.2 are fair and reasonable in all the circumstances.

10	Protection of Lessor’s interests

In relation to the Forward Lease:

10.1	No prejudicial actions

The Lessee shall not do or permit to be done anything which would prejudice or jeopardise the Lessor’s title, rights and interest in respect of the Leased Asset.

10.2	Free of claims

10.2.1	The Lessee shall keep the Leased Asset free of all claims by other persons (including by way of confiscation, seizure, distress, execution, diligence, impounding or other legal process).

10.2.2	If there are any such claims, the Lessee shall arrange for their immediate release.

10.2.3	The Lessee shall keep the Lessor immediately informed of any event which might affect the rights of the Lessor or involve it in any legal proceedings or Losses in relation to the Leased Asset.

10.3	Plates and markings

The Lessee shall affix or cause to be affixed to the Leased Asset such plates or other markings indicating the Lessor’s interest as the Lessor may require.

10.4	Notifications

10.4.1	During the Lease Term the Lessee shall promptly notify the holders of any Security over any of the Lessee’s assets that the Leased Asset is the property of the Lessor.

10.4.2	The Lessee shall provide satisfactory evidence of such notification and, when requested by the Lessor, a written acknowledgement from the holders of any such Security that the Leased Asset is not within the scope of any such Security.

10.5	Negative undertakings

The Lessee shall not, except as created under or permitted under any Finance Document:

(a)	hold itself out as owner of the Leased Asset;

(b)	pledge the credit of the Lessor for the repair of the Leased Asset or for any other reason;

(c)	sell, create or allow the creation of any Security over or otherwise dispose of the Leased Asset;

(d)	abandon the Leased Asset; or

(e)	sell, sub-let, sub-hire, assign, transfer, loan, part with possession or dispose of all or part of its interests in the Leased Asset (or attempt to do any of the foregoing)

without the prior written approval of the Lessor which the Lessor in its absolute discretion may refuse to give or may give on such terms and subject to such conditions as it may decide in its absolute discretion.

10.6	Inspection rights

The Lessor, its agents and representatives shall be entitled (but not obliged) at all reasonable times to inspect the Leased Asset (and for this purpose shall be entitled to enter on any premises on or in which the Leased Asset is reasonably believed to be situated) in order, without limitation, to:

(a)	undertake any repairs necessary to comply with the Lessor’s obligations under this Agreement and the Forward Lease; and

(b)	inspect the Leased Asset to ensure that the Lessee has undertaken its maintenance and repair obligations under this Agreement and the Forward Lease (and to the extent applicable, the other Finance Documents) and, if the Lessee has not met such obligations, to undertake such repairs and maintenance at the Lessee’s cost.

10.7	Ownership of alterations

10.7.1	All alterations, substitutions, improvements, replacements or additions to the Leased Asset shall become the property of the Lessor free of all claims and Security.

10.7.2	After the termination of the Forward Lease, the Lessor may keep the alterations, substitutions, improvements, replacements or additions made by the Lessee or the Lessor may require the Lessee to reinstate the Leased Asset to its original condition at the Lessee’s own cost and expense and/or to pay compensation if the Leased Asset is unable to be reinstated to its original condition.

10.8	General safeguard actions

The Lessee shall, to the satisfaction of the Lessor (acting reasonably), do all things necessary under the laws of any relevant jurisdiction to protect and safeguard the Lessor’s right, title and interest in the Leased Asset, including the obtaining of all necessary Authorisations and, if required by the Lessor, the filing of this Agreement, the Forward Lease or any other applicable documents with any competent authority.

11	Use of the Leased Asset

In relation to the Forward Lease:

11.1	Negative undertakings about the use of the Leased Asset

11.1.1	The Lessee shall not use or permit any of the Leased Asset to be used:

(a)	for any purpose for which it is not expressly designed or reasonably suited;

(b)	for any unlawful purpose;

(c)	in a manner that may render void or voidable any of the Insurances; or

(d)	in such a manner that it is taken outside the Project Site.

11.1.2	The Lessee shall not make any changes to or use the Leased Asset in any manner which would invalidate any warranty provided by the Contractor or any other person.

11.1.3	The Lessee shall not fix or permit the affixing of the Leased Asset to any land or building without first obtaining such waivers and consents as the Lessor may require from any person having an interest in such land or building.

11.2	Positive undertakings about the use of the Leased Asset

11.2.1	The Lessee shall use or procure the use of the Leased Asset in a skilful and proper manner and in accordance with any operating instructions issued by the Contractor and by properly qualified and licensed personnel.

11.2.2	The Lessee (whether in its own capacity or as the Service Agent) shall only use and maintain the Leased Asset so that the Leased Asset is safe and without risk to the health or safety of employees or other persons using the Leased Asset in accordance with the recommendations of the Contractor.

11.2.3	The Lessee shall ensure that all necessary Authorisations remain valid at all times during the Lease Term and the Lessee shall comply with any applicable legal obligations in relation to the use and operation of the Leased Asset and comply with all other requirements as to inspection and testing as for the time being required by law.

11.2.4	The Lessee shall make available to the Lessor the records, certificates and other documents relating to the Leased Asset when the Leased Asset is returned to the Lessor or allow the Lessor (or any person nominated by the Lessor) to inspect them at reasonable times and following reasonable prior written notice.

11.2.5	The Lessee shall immediately pay any charges (including congestion charges), fines or other fixed penalties relating to the use and operation of Leased Asset. If the Lessee fails to do so the Lessor may pay the amount of the charge, fine or penalty for the Lessee. The Lessee will then repay that amount to the Lessor on demand plus such sum as the Lessor notifies the Lessee is required to cover the Lessor’s actual administration costs connected with the charge, fine or penalty.

11.2.6	The Lessee shall, if so requested by the Lessor, promptly deliver a written report in such detail as the Lessor shall reasonably require on the condition of the Leased Asset and with sufficient copies for all of the Participants.

11.3	General prohibition on alterations

11.3.1	The Lessee shall not, without the prior written approval of the Lessor, make any alterations, substitutions, improvements, replacements or additions to the Leased Asset except:

(a)	to the extent required in the performance of its obligation to perform Ordinary Maintenance and Repair; or

(b)	where any such alterations, substitutions, improvements, replacements or additions to the Leased Asset are necessary in the case of an emergency (when such emergency works shall be at the cost, expense and risk of the Lessee (unless they relate to Major Maintenance)).

11.3.2	Any such alterations, substitutions, improvements, replacements or additions undertaken by the Lessee in breach of Clause 11.3.1 shall be at the Lessee’s own risk and cost.

12	Ordinary Maintenance and Repair of the Leased Asset

In relation to the Forward Lease:

12.1	Damage and deterioration

As from the Commencement Date, the Lessee shall be liable to the Lessor for any damage or deterioration to the Leased Asset (apart from any Major Maintenance) which is not the result of normal wear and tear.

12.2	Performance of Ordinary Maintenance and Repair

As from the Commencement Date, the Lessee shall, at its own cost and expense, perform all Ordinary Maintenance and Repair including carrying out all modifications, repairs to, or replacement of, any damaged, worn or lost parts or equipment in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Leased Asset. Without prejudice to the generality of the foregoing, the Lessee shall ensure that in performing Ordinary Maintenance and Repair, the Lessee shall:

(a)	conduct regular and comprehensive inspections of the Leased Asset;

(b)	keep the Leased Asset in good and serviceable repair and condition (fair wear and tear excepted);

(c)	always ensure that any repair or servicing of any Leased Asset is undertaken by properly skilled and qualified persons and in accordance with the instructions or recommendations of the constructor of the Leased Asset and any legal requirements;

(d)	ensure that accurate, complete and current records are kept of all maintenance activities on the Leased Asset and shall provide copies of such records to the Lessor upon reasonable request;

(e)	not allow any Security to be created over any of the Leased Asset in the performance of Ordinary Maintenance and Repair save for Permitted Security;

(f)	comply with its obligations described in Clauses 10 (Protection of Lessor’s interests) and 11 (Use of the Leased Asset);

(g)	only install parts on the Leased Asset which have been manufactured or approved by the Contractor for use on the Leased Asset; and

(h)	at its own expense, enter into a maintenance contract with the Contractor its accredited agent (or such other party as the Lessor may authorise) and keep it in force throughout the Lease Term.

12.3	Payment of Taxes

The Lessee shall pay all Taxes relating to the use and ownership of the Leased Asset other than Ownership Taxes.

13	Major maintenance

In relation to the Forward Lease:

13.1	Lessor’s responsibility

13.1.1	The Lessor shall be responsible for all Major Maintenance.

13.1.2	The Lessee shall notify the Lessor promptly of the need to carry out any Major Maintenance to the Leased Asset and until such time the Lessor shall not be under any responsibility or obligation to perform Major Maintenance.

13.1.3	The Lessee agrees that the Lessor may discharge any obligations the Lessor has in relation to Major Maintenance by appointing the Lessee (in its capacity as the Service Agent) to perform those obligations.

14	Insurance

14.1	In relation to the Forward Lease the Lessee shall comply with clause 17.11 (Insurance) of the Common Terms Agreement.

14.2	The Lessee agrees that the Lessor may discharge any obligations the Lessor has in relation to Insurances by appointing the Lessee (in its capacity as the Service Agent) to perform those obligations.

15	Total Loss

15.1	Notification of Total Loss

15.1.1	The Lessee shall notify the Lessor (giving details of the destruction or damage) promptly upon becoming aware of the occurrence of a Total Loss or any other event which, with the giving of notice, the passage of time or the satisfaction of any other condition, would become a Total Loss.

15.1.2	Notwithstanding that the Lessee does not have the right to receive Insurance and Compensation Proceeds following a Total Loss, it shall, in the event of a Total Loss occurring:

(a)	ensure that, in the event that it does receive any receive Insurance and Compensation Proceeds relating to the Total Loss, such proceeds are paid to the Lessor, and

(b)	direct each relevant insurer or other party to pay all Insurance and Compensation Proceeds relating to the Total Loss directly to the Lessor, rather than the Lessee.

15.2	Total Loss prior to the first Rental Payment Date

If, in respect of the Leased Asset at such time as it, or any part of it, is leased under the Forward Lease, prior to the first Rental Payment Date for the Forward Lease a Total Loss occurs:

(a)	the Forward Lease shall terminate;

(b)	the Lessor shall be entitled to retain any Insurance and Compensation Proceeds received in respect of the Leased Asset and apply such amount in accordance with clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings) of the Common Terms Agreement; and

(c)	provided that the Total Loss has been caused by or is attributable to any act or failure to act by the Lessee, the Lessee shall pay to the Lessor the Agreed Value less any Insurance and Compensation Proceeds received by the Lessor in respect of the Leased Asset no later than 180 days after the occurrence of the Total Loss and the Lessor shall apply such amount in accordance with clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings) of the Common Terms Agreement.

15.3	Total Loss on or after the first Rental Payment Date

15.3.1	if, in respect of the Leased Asset at such time as it, or any part of it, is leased under the Forward Lease, a Total Loss occurs on or after the first Rental Payment Date for the Forward Lease:

(a)	the Forward Lease shall terminate (without prejudice to payments accrued and due prior to such termination);

(b)	the Lessor shall be entitled to retain any Insurance and Compensation Proceeds received in respect of the Leased Asset and apply such amount in accordance with clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings) of the Common Terms Agreement;

(c)	all payments accrued and due up to the date of the Total Loss (including in respect of any Rental Payments) and any other amounts accrued or outstanding under any Finance Documents in relation to the Forward Lease will become immediately due and payable; and

(d)	provided that the Total Loss has been caused by or is attributable to any act or failure to act by the Lessee, the Lessee shall pay to the Lessor the Agreed Value less any Insurance and Compensation Proceeds received by the Lessor in respect of the Leased Asset no later than 180 days after the occurrence of the Total Loss and the Lessor shall apply such amount in accordance with clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings) of the Common Terms Agreement.

16	Partial Loss

If any loss or damage to the Leased Asset under the Forward Lease which does not amount to a Total Loss has the effect of impairing the operation of the Leased Asset or any material part thereof (such loss or damage being a Partial Loss):

(a)	subject to Clause 16(b), the Lessee shall continue to pay the relevant Rental Payments in accordance with this Agreement and the Forward Lease and the repair of the Leased Asset shall be conducted by the Lessor or the Lessee as applicable; and

(b)	subject to the Partial Loss not having been caused by or attributable to any act or failure to act by the Lessee, if the Lessee suffers an actual loss of utilisation of the Lease Asset, the Lessee shall:

(i)	notify the Lessor immediately (and in any case within one Business Day of becoming aware) of such loss or damage; and

(ii)	provide the Lessor with an independent technical report setting out in a reasonable level of detail the extent of the damage and following receipt of such report the Fatwa and Shari’ah Supervisory Board shall determine in good faith whether it is equitable in all the circumstances to reduce the relevant Rental Payments to take into account such loss of utilisation.

17	Power to remedy defaults

17.1	Failure to comply with Clause 12 (Ordinary Maintenance and Repair of the Leased Asset)

If the Lessee fails to comply with any of the provisions of Clause 12 (Ordinary Maintenance and Repair of the Leased Asset) (and without prejudice to the right of the Lessor to treat that non-compliance as an Event of Default), the Lessor may, at the Lessee’s expense, arrange for the repairs to be carried out, but without any obligation on the Lessor to do so.

17.2	Failure to comply with Clause 14 (Insurance)

If the Lessee fails to comply with any of the provisions of Clause 14 (Insurance) (and without prejudice to the right of the Lessor to treat that non-compliance as an Event of Default), the Lessor may, at the Lessee’s expense, take out and then maintain the Insurance but without any obligation on the Lessor to do so.

17.3	Failure to comply with other obligations

If the Lessee fails to comply with any other obligations under this Agreement or the Forward Lease (and without prejudice to the right of the Lessor to treat that non-compliance as an Event of Default), the Lessor may, at the Lessee’s expense, take such action as the Lessor deems expedient or necessary in order to arrange for compliance with such provisions, but without any obligation on the Lessor to do so.

17.4	Obligation to pay Advance Rental Payments and Rental Payments

Notwithstanding any exercise by the Lessor of any of the powers contained in this Clause 17, Advance Rental Payments (to the extent applicable) and Rental Payments shall continue to accrue and be payable during such time.

18	Lessee Events of Default

In relation to the Forward Lease:

18.1	Lessee Events of Default

Each of the events or circumstances set out in this Clause 18.1 is a Lessee Event of Default:

(a)	a Total Loss occurs in respect of the Leased Asset; or

(b)	the Lessee refuses to or is unable to renew the Forward Lease in accordance with the Lessee’s undertaking contained in Clause 5.1.2.

18.2	Termination on an Event of Default

Without limiting the rights of the Investment Agent under clause 21.17 (Consequences of an Event of Default) of the Common Terms Agreement, if an Event of Default occurs, the Lessor (in its capacity as the Investment Agent) may exercise, amongst other matters, its right to terminate the leasing of the Leased Asset.

19	Purchase Undertaking and Sale Undertaking

In relation to the Forward Lease:

19.1	Purchase Undertaking

19.1.1	Without prejudice to any other rights or remedies that the Lessor (acting in any capacity) or any of the other Finance Parties may have under the Finance Documents, the Lessor is entitled to require the Lessee to purchase the Leased Asset from the Lessor in accordance with the terms of the Purchase Undertaking.

19.1.2	If the Lessee does not comply with its obligations under the Purchase Undertaking the Lessor may, without limiting any of its other rights and remedies, dispose of the Leased Asset and apply it towards satisfaction of the Termination Amount.

19.2	Sale Undertaking

The Lessee is entitled to require the Lessor to sell the Leased Asset to the Lessee in accordance with the terms of the Sale Undertaking.

20	Indemnities

In relation to the Forward Lease:

20.1	General indemnity

20.1.1	The Lessee shall, within three Business Days of demand, indemnify each Secured Party and each Secured Party’s officers, employees and agents against any Losses incurred by that Secured Party or any of its officers, employees and agents as a result of:

(a)	the possession, management or operation of the Leased Asset or the leasing, sub-leasing, removal, transportation, repossession, sale or disposal of the Leased Asset by the Lessor (or any person acting as the Lessor’s agent), whether attributable to any defect in the Leased Asset or the design, manufacture, testing or use of the Leased Asset, or in relation to any product or strict liability relating to the Leased Asset;

(b)	preserving or enforcing (or attempting to preserve or enforce) the Lessor’s rights under this Agreement and the Forward Lease (including if the Lessee impugns the title to the Leased Asset) or this Agreement or in recovering or attempting to recover possession of the Leased Asset;

(c)	the preservation or defence of the Lessor’s title and interest in and to the Leased Asset caused by an act or failure to act by the Lessee, including keeping the Leased Asset free and clear from any and all Security;

(d)	whether direct or indirect:

(i)	the breach by the Lessee of any of its obligations under this Agreement, the Forward Lease or any other Finance Document; or

(ii)	any of the warranties and representations made in this Agreement, the Forward Lease or any other Finance Document being untrue or inaccurate in any respect whatsoever when made:

(e)	any breach by the Lessee of any representation, warranty or covenant contained in this Agreement or the Forward Lease;

(f)	the performance or non-performance of Ordinary Maintenance and Repair of the Leased Asset;

(g)	the infringement or alleged infringement of intellectual property or other rights;

(h)	any Environmental Claim arising from the use, operation or management of the Leased Asset;

(i)	preventing or attempting to prevent the confiscation, seizure, taking in execution, requisition, impounding or forfeiture of the Leased Asset, or in securing the release of the Leased Asset;

(j)	suing for or recovering any sum due under the Forward Lease, the Master Forward Lease Agreement or any other Finance Document: or

(k)	the insurance proceeds payable under the Insurance policies being insufficient to cover the re-instatement of the Leased Asset if a Partial Loss occurs in circumstances described in Clause 15.3.1(d) (Partial Loss).

20.1.2	The indemnities contained in Clause 20.1.1 shall not extend to any liability, loss or damage caused by the gross negligence or willful misconduct of any Secured Party.

20.2	Special indemnity relating to exercise of rights on an Event of Default

In the circumstances described in Clause 19.1.2, the Lessee shall indemnify and hold harmless the Lessor in respect of any shortfall between:

(a)	the Termination Amount; and

(b)	the proceeds obtained from selling or disposing of the Leased Asset.

21	Waiver of immunity from suit and enforcement

The Lessee irrevocably and unconditionally:

(a)	waives any rights of immunity which it or its assets now has or may subsequently acquire in connection with any legal proceedings against it or its assets in relation to this Agreement; and

(b)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) on any order or judgment which may be made or given in those proceedings.

22	Governing law and jurisdiction

22.1	Subject to Clause 22.2, this Agreement and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

22.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Leased Asset shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the UAE as applied by the UAE federal courts.

22.3	Subject to Clause 22.4, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the DIFC to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute). The Parties agree that the courts of the DIFC are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

22.4	The Parties agree that the UAE federal courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the proprietary rights of the Parties in relation to the Leased Asset.

22.5	Notwithstanding Clauses 22.1 to 22.4, the Parties agree that the Lessor may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Lessor may take concurrent proceedings in any number of jurisdictions.

23	Shari’ah

The Parties recognise and agree that the principle of the payment of interest is prohibited under Shari’ah and accordingly, to the extent that any court or legal system would (but for the provisions of this Clause 23) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Execution page of the Master Forward Lease Agreement

The Lessor

Signed by	)
)
duly authorised for and on behalf of	)
First Abu Dhabi Bank PJSC	)
in its capacity as Investment Agent for and on	)
behalf of the Participants	)

The Lessee

Signed by	)
)
duly authorised for and on behalf of Brooge	)
Petroleum and Gas Investment Company	)
FZC	)

Execution page of the Master Forward Lease Agreement

Execution page of the Master Forward Lease Agreement

The Lessor

Signed by	)
)
duly authorised for and on behalf of	)
First Abu Dhabi Bank PJSC	)
in its capacity as Investment Agent for and on	)
behalf of the Participants	)

The Lessee

Signed by	)
)
duly authorised for and on behalf of	)
Brooge Petroleum and Gas Investment Company	)
FZC	)

Execution page of the Master Forward Lease Agreement